UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2010

Purple Communications, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-29359	22-3693371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

595 Menlo Drive, Rocklin, CA 95765

(Address of principal executive offices)

(888) 600-4780

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2010 Steven Eskenazi tendered his resignation as a member of the Board of Directors of Purple Communications, Inc. (the “Company”), effective immediately. Up until the time of his resignation, Mr. Eskenazi served as a member of the Audit Committee of the Board of Directors. Mr. Eskenazi resigned for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 11, 2010 Christopher Gibbons tendered his resignation as a member of the Board of Directors of the Company, effective immediately. Up until the time of his resignation, Mr. Gibbons served as a member of the Compensation and Audit Committees of the Board of Directors. Mr. Gibbons resigned for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 16, 2010, Jose Feliciano and Aaron Dobrinsky were appointed to served as members of the Board of Directors. The Board of Directors has not determined which, if any, committees Mssrs. Feliciano and Dobrinsky will be appointed to served as members.

Mr. Feliciano was appointed by Behdad Eghbali, the current sole designee of the holders of the Series A Preferred Stock of the Company. Pursuant to the Company’s certificate of incorporation, as amended to date, the holders of the Series A Preferred Stock have a right to elect two (2) members of the Company’s Board of Directors. Mr. Feliciano is a manager of CCG Operations, LLC, which is the managing member of Clearlake Capital Partners, LLC. Clearlake Capital Partners, LLC is the general manager of CCP A, L.P., which owns 7,456,480 shares of the Company’s Series A preferred Stock.

Other than Mr. Feliciano’s relationship with CCP A, L.P., neither Mr. Feliciano nor Mr. Dobrinsky was appointed as a member of the Board of Directors in connection with any arrangement or understanding between himself and any other persons.

Mr. Dobrinsky was appointed by the current members of the Board of Directors to fill an existing vacancy on the Board of Directors. Mr Dobrinsky is currently an employee of the Company and works as a strategic advisor with business development focus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE COMMUNICATIONS, INC.

Date: March 16, 2010	By:	/s/ Michael J. Pendergast
Michael J. Pendergast
General Counsel & Corporate Secretary